TABLE OF CONTENTS

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Table of Contents

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
Acres, John F.
c/o Acres Gaming
7115 Amigo Street, Suite 150
Las Vegas, Nevada 89119

2. Issuer Name and Ticker or Trading Symbol
Acres Gaming Incorporated
AGAM

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
March 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
( ) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security	2.	3.		4. Securities Acquired (A)			5. Amount of	6. Direct	7. Nature of
	Transaction			or Disposed of (D)			Securities	(D) or	Indirect
							Beneficially		Bene-
							Owned at		ficial
					A/		End of	Indirect	Owner-
	Date	Code	V	Amount	D	Price	Month	(I)	ship

Common stock $.01 Par Value	3/01/02	S		4,000	D	5.04	663,086	I	*

	3/14/02	S		14,700	D	5.04

	3/15/02	S		14,000	D	5.06	102,144	I	**

	3/18/02	S		22,000	D	5.06

	3/19/02	S		200,300	D	5.15

	3/28/02	S		22,000	D	5.20

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Derivative Security	2.Conver-	3.Trans-	4. Trans-		5. Number of Deriv-		6. Date Exerc-		7. Title and		8.Price	9. Number	10. Owner-	11. Nature
	sion or	action	action		ative Securities Ac-		isable and		Amount of		of	of deriv-	ship	of
	Exercise				quired (A) or Dis-		Expiration		Underlying		Deriv-	ative	Form of	Indirect
	Price of				posed of (D)		Date		Securities		ative	Secur-	Securities	Benefi-
	Deriv-										Secur-	ities	owned at	cial
	ative										ity	Bene-	mo. end	Owner-
	Security											ficially		ship
Owned
at End
of
Month
		Date	Code	V	(A)	(D)	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares

Explanation of Responses:
*	By self as trustee for the John and JoAnn Acres 1995 Living Trust.

**	Held by a custodian fbo the reporting person’s minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.

SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Patrick W. Cavanaugh, Attorney in Fact

DATE
4/09/02